                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                    Columbia Real Estate Investments, Inc.
- -----------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*/
                                             -

          ---------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

*/   Set forth the amount on which the filing fee is calculated and state how it
- -
     was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

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     2)   Form, Schedule or Registration Statement No.:

          --------------------------------------------------------------------

     3)   Filing Party:

          --------------------------------------------------------------------

     4)   Date Filed:

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



                     COLUMBIA REAL ESTATE INVESTMENTS, INC.
                         10440 Little Patuxent Parkway
                            Columbia, Maryland 21044



                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD MARCH 15, 1994


To the stockholders of Columbia Real Estate Investments, Inc.:

Notice is hereby given that a special meeting of stockholders of Columbia Real Estate Investments, Inc. the "Company" will be held at the PaineWebber Building, 10440 Little Patuxent Parkway, 12th Floor, Columbia, Maryland 21044 on March 15, 1994 at 11:00 A.M. for the following purpose:

To consider a proposal to adopt a plan of dissolution and liquidation.

By resolution of the Board of Directors, the close of business on January
17, 1994 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, such meeting and any adjournment thereof. The stock transfer books will not be closed.

                              By order of the Board of Directors,


                              THOMAS F. IRETON
                              Secretary


February 4,1994



     It is important that your stock be represented at the meeting in person or by proxy. If you do not expect to attend the meeting, please sign, date and return the enclosed proxy promptly. The envelope furnished needs no postage if mailed in the United States.

                    COLUMBIA REAL ESTATE INVESTMENTS, INC.
                         10440 Little Patuxent Parkway
                            Columbia, Maryland 21044



                     COLUMBIA REAL ESTATE INVESTMENTS, INC.
                                PROXY STATEMENT

        This Proxy Statement is furnished to the holders of the shares of common stock, par value $.01 per share (the "Common Stock"), of Columbia Real Estate Investments, Inc. (hereinafter referred to as the "Company") in connection with the solicitation of proxies for use at the Special Meeting of Stockholders of the Company to be held at the time and place and for the purpose set forth in the foregoing Notice of Special Meeting.

        Your proxy is solicited by the management of the Company. The proxy, once given, may be revoked by letter to the Secretary of the Company received before the meeting, or by utilizing a ballot at the meeting.

        The cost of soliciting proxies, including the cost of preparing and mailing the proxy material, will be borne by the Company. The solicitation will be made primarily by mail and may be made by the directors, officers and employees of the Company, personally or by mail, telegraph or telephone. Solicitation of proxies may also be made on behalf of the Board of Directors by Corporate Investor Communications at an estimated cost, including fees and expenses, of approximately $7,500. Brokers, custodians and other like parties will be requested to send proxy materials to beneficial owners of Common Stock, and the Company will defray reasonable expenses incurred in forwarding such material.

        On January 17, 1994, the outstanding stock of the Company entitled to vote consisted of 3,621,260 shares of Common Stock. Each share is entitled to one vote.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table and notes thereto set forth information, as of January 17, 1994, with respect to the beneficial ownership of shares of Common Stock by each Director and the Directors and Executive Officers as a group, based upon information furnished to the Company by such persons. (The executive officers of the Company, other than the Chief Executive Officer of the Company, Mr. Gallitano, are not included individually because they receive no compensation from the Company.) Except as otherwise indicated by footnote to the table, each person included in the table exercises sole voting and dispositive power over such shares. As of January 17, 1994, management of the Company knew of no person who beneficially owned more than 5 percent of the outstanding shares of Common Stock of the Company.

                                              Shares of Common
Name of Beneficial Owner                 Stock Beneficially Owned
- ------------------------                 ------------------------
David J. Gallitano                               13,400
George W. Gowen                                   5,000
Ronald F. Poe (1)                                 8,752
Walter F. Terry, III                              6,171
All Directors and Executive Officers             35,583  *

___________________________________
*  Approximately 1% of the Company's shares.

(1) Mr. Poe disclaims beneficial ownership of 4,000 shares of Common Stock included in the table which are held in his spouse's name.


                        PROPOSAL TO DISSOLVE THE COMPANY

        On December 7, 1993, the Company's Board of Directors approved a resolution declaring that the dissolution of the Company was advisable and determining to recommend to the Company's stockholders that the Company be dissolved. In connection with the dissolution of the Company, the Company will sell or otherwise dispose of its subsidiaries, PaineWebber Mortgage Obligations, Inc. ("PWMO") and R D Financial Corp. II ("RD"). On December 6, 1993, the day before the Company announced the decision by the Board of Directors, the low and high sale prices of the Common Stock on the American Stock Exchange were $8.125 and $8.25, respectively.

        The Board's decision to recommend the dissolution of the Company was made after considering various strategic alternatives available to the Company. As discussed more fully below, the Board concluded that dissolution would be more likely to provide the Company's stockholders with a greater return on their investment than they would receive either through the continuation of the Company's current investment policies, or by the adoption of one of various different strategic alternatives considered by the Board.

        The Company's business purpose is to invest in fixed-rate, long-term mortgage loans secured by single-family residential properties and in residual interests in other mortgage derivative investments. The Company and its subsidiaries are taxed as real estate investment trusts ("REITs" ) pursuant to the Internal Revenue Code (the "Code"). As a result, with limited exceptions, the Company and its subsidiaries are not taxed at the corporate level on net income distributed to shareholders. The dividends paid with respect to the shares of Common Stock are taxable as ordinary income to the stockholders to the extent of the Company's accumulated and current earnings and profits. Special rules apply in the case of capital gain dividends.

        At the time of the Company's first public offering of shares of Common Stock in 1986, the Company's business strategy was to pledge mortgage loans to support the periodic issuance of collateralized mortgage obligations ("CMOs"), and possibly other types of mortgage-backed securities, with respect to which the Company would retain high yielding residual interests. The proceeds from the issuance of the CMOs and other mortgage-backed securities were to be used to invest in new mortgage loans. PWMO was formed in 1986 to facilitate the issuance of CMOs. In addition, the Company expected to purchase equity interests or shares of Beneficial Interest in one or more entities established to issue CMOs. In 1987, the Board of Directors modified the Company's investment policies to permit investment in other types of mortgage derivatives, such as residual interests in real estate mortgage investment conduits or "REMICs." During 1988, the Board changed its business strategy to decrease the emphasis on acquiring mortgage loans for the purpose of issuing CMOs and instead to focus on other investment alternatives. This decision was made so as to reduce the risk from interest rate increases as mortgages were being acquired to support the CMOs. The changed focus led to the Company's acquisition of CMO residuals owned by other issuers in 1988 and the acquisition of RD, an entity owning CMOs, in 1989.

ALTERNATIVES CONSIDERED BY THE BOARD

        Under the Company's current strategy of investing in residential mortgages through the purchase of whole loans, mortgage-backed securities or other forms of mortgage derivatives, the Company has encountered a shrinking asset base due to (i) high prepayment rates from the record number of refinancings and (ii) the lack of available high yielding investments.

        As a result, the Company has considered four strategic options for its operations. These options, which are discussed below, are to (1) continue the current strategy, (2) raise additional equity and move into different business lines, (3) merge with another entity or (4) liquidate the Company.

CURRENT STRATEGY.
        The Company believes that the current strategy is not a viable option due to a reduction in available investment alternatives having attractive yields. Possible investment alternatives do not provide the yields that were available on residuals when the Company's business strategy was developed. Currently available single-family mortgage and derivative products are not acceptable investments because of low interest rates on such products. Further, the widespread demand for

REMICs and other residuals has greatly reduced the returns on those investments.

        The Company cannot acquire significantly more of its shares of Common Stock. For a number of years the Company has repurchased outstanding shares of Common Stock because of its view that the Common Stock represented a good investment. As of December 7, 1993, the date the Company ceased repurchasing its shares, the Company had reacquired 2,356,206 shares of Common Stock at an aggregate cost of $18,813,919 or $7.66 per share. This amount constitutes an aggregate of 40.55% of the shares of Common Stock originally issued by the Company in 1985 and 1986, a level slightly below the 45% level that the Board had authorized.

        As a result of the high levels of prepayments of mortgages over the last few years, the assets that the Company now owns have lower yields than those it owned before interests rates began to fall in late 1990. In addition, the amount of such assets is lower. Therefore, the Company expects that its earnings in 1994 will be lower if it is not dissolved. The lower earnings will result in lower dividends, which cannot be minimized through significantly more repurchases of the Common Stock because such repurchases would reduce the liquidity of the shares.

        From 1987 through 1991, the Company paid annual dividends in amounts between $.88 and $.97 per share. In 1992 and 1993, the Company paid dividends in the amount of $.80 and $.76 per share, respectively. Under the current strategy, primarily as a result of the spread between interest to be earned on assets and interest to be paid on liabilities, the Company expects that 1994 taxable income will decrease, thereby requiring the Company to reduce dividends to significantly below the 1993 level of dividends paid.

        Even if interest rate increases in the future lead to higher yielding available investments, the Board does not expect such investments to have the yields that residuals, REMICs and other derivative products had during the 1980s when those products were in their infancy and were purchased by a much smaller number of buyers than are willing to buy them now. Accordingly, the Company would not be able to pursue its original business strategy of acquiring unusually high yielding, but relatively low risk, investments.

RAISE ADDITIONAL EQUITY.

        The Company does not believe it would be able to sell equity. The Company is not aware of any initial public offering during the last three years by a REIT that invests in mortgages. Even if the Company could sell its equity, it probably would have to change its strategic direction for such an offering to succeed.

        Although most of the REITs that sold equity during 1993 invested in property, such as shopping centers, nursing homes, fast food partnerships, mobile home sites and hotels, the Company does not believe that it should begin investing in property because it does not have the management experience with such investments. Even if the Company changed its business strategy to begin investing in property, implementation of such a strategy would take some time before the Company could market its shares as those to be issued by a property REIT. Further, the Board believes that the pricing of the underlying properties of REITs that invest in property in some instances may be high relative to the underlying value, resulting in concerns about the ability of such REITs to meet expectations.

        The Board considered whether it might be able to implement other types of changes to its business strategy if it found that there was no demand for its shares. Among the alternatives the Board considered were the readoption of the Company's initial strategy of purchasing whole loans and issuing CMOs or investment in other types of products not currently approved by the Company's By-Laws.

        The Board does not recommend the readoption of the initial strategy. As noted above, that strategy was based upon the much higher yields on the residuals of CMOs than exist currently. In addition, the long time periods required to accumulate the mortgages to support the CMOs might result in a risk from interest rate changes pending the issuance of the CMOs.

        Among the alternative investment options considered by the Board but not presently permitted by the Company's ByLaws were the acquisition of junior positions (subordinated "B" pieces) on commercial mortgage-backed securities, often on single properties, and the acquisition of tranches of commercial CMO deals. The Board rejected each of these options because of the higher level of risk that is not outweighed by the yields on such investments.

MERGER STRATEGY.

        The Board believes that a merger in which the Company's stockholders were to receive stock of another company is not viable because it would require the Company's stockholders to accept the acquiror's investment strategy, which might be a strategy in which the Company's Board does not believe. A merger or other affiliation where the Company or its stockholders received cash would be wholly consistent with the Board's recommendation that the Company be dissolved, and could be accomplished if the stockholders approve the dissolution of the Company., as discussed below.

LIQUIDATION.

        The Board believes that the stockholders will be more likely to realize greater value through the liquidation of the Company's assets than through any of the other alternatives considered. In order to minimize any adverse affects on the value of the Company's assets from any increase in interest rates in the future, the Board approved the liquidation of the Company at its December 7, 1993 meeting and selected a date as soon thereafter as possible for the Special Meeting of Stockholders to consider a Plan of Dissolution and Liquidation ("Plan").

        If the stockholders approve the liquidation of the Company, the assets of the Company will be sold. The proceeds from the sale of the assets will be used first to repay the Company's liabilities, which were $78,306,000 as of October 31, 1993, and, thereafter, any remaining proceeds after payment of all costs incurred throughout the liquidation process (including the fees paid to the company's advisor, Columbia National, Incorporated ("CNI"), which will sell the Company's assets under its existing operating agreement with the Company) will be distributed to the stockholders.

        At this time the Board of Directors cannot estimate the amount of proceeds that will be available for distribution to stockholders. Consistent with its recent past practice, however, the Board has estimated the market value of the Company based upon an item by item analysis of the Company's balance
sheet as of October 31, 1993.   As was emphasized in the Company's Annual Report
for 1991, where a market valuation was first disclosed, such an estimate is somewhat volatile and always changing. The determination of market values is, by necessity, subjective. The valuation of certain items on the balance sheet is relatively easy since they are very liquid (for example, cash, mortgages and accrued interest receivable/payable) but other items, such as residuals, are much more thinly traded and have no published or readily available quotations. "Market" value for the residuals are thus estimated using the best assumptions of interest rates, prepayments and discount rates available at the time. Although the Board believes this methodology calculates fairly the value as of the determination date, the Company's market value can change dramatically from one day to the next because of the volatile nature of interest rate markets and the illiquidity of some of the Company's investments. As of October 31, 1993, the Board has estimated the value of the Company's assets, assuming continued ownership of the assets, to be $9.22 per share. On January 24, the low and high sale prices of the Common Stock on the American Stock Exchange were $8.25 and $8.375, respectively.


                       SELECTED FINANCIAL AND OTHER DATA

        The table set forth below includes selected consolidated financial data for the Company and its subsidiaries as of and for the five years ended December 31, 1992 and the nine months ended September 30, 1992 and 1993.

                                                         As of or for the

                                  Nine Months Ended                                   Fiscal Years Ended December 31,

OPERATING RESULTS            9/30/93        9/30/92         1992           1991           1990           1989             1988
Total revenues            $ 10,380,243   $ 18,756,396   $ 23,553,144   $ 33,937,902   $ 38,813,841   $ 41,677,776     $ 30,465,439

Total expenses               8,666,623     17,392,203     21,072,489     29,565,022     34,009,160     36,684,467       25,019,753

Net earnings              $  1,713,620   $  1,364,193   $  2,480,655   $  4,372,880   $  4,804,681   $  4,993,309     $  5,445,686
                          ============   ============   ============   ============   ============   ============     ============
Net earnings per
share                             $.43           $.30           $.56           $.92           $.92           $.91             $.92
                                  ====           ====           ====           ====           ====           ====             ====
Cash dividends per
share                             $.57           $.61           $.80           $.92           $.92           $.90             $.88
                                  ====           ====           ====           ====           ====           ====             ====

SELECTED BALANCE SHEET
 DATA

Total assets              $143,368,919   $220,388,730   $186,017,435   $320,707,992   $378,612,982   $422,773,749     $309,246,264

Bonds payable, net          48,214,377    128,797,083    109,078,035    244,137,857    297,810,443    341,570,596      228,388,635

Shareholders' equity        36,331,213     40,875,392     40,111,335     45,207,950     48,408,985     50,193,840       52,571,643

OTHER

Book value per
share                            $9.66          $9.52          $9.67          $9.70          $9.56          $9.44            $9.30

Market price per
share                            $8.25          $7.70          $7.75         $8.125         $7.125         $6.875           $6.625

Average yield on
investments on
mortgage loans                    9.91%          9.76%          9.85%          9.90%          9.97%         10.07%            9.55%


Average yield on
residuals                         3.79%           .79%           .64%          6.27%         12.11%         15.56%           10.30%


Average cost of
funds on bonds                   10.15%          9.81%          9.80%          9.71%          9.71%          9.80%            9.00%


Average cost of
funds on short term
borrowings                        3.62%          4.26%          4.21%          6.49%          8.41%          9.57%            7.98%


                          PROPOSED STOCKHOLDER ACTION

  At the Special Meeting, the Company's stockholders will be asked to vote on a proposal to adopt the Plan pursuant to which the Company, without further action by the stockholders (except as such action may be required by law or as the Board of Directors may deem appropriate), will be dissolved and liquidated after payment of, or provision for the payment of, accrued and contingent liabilities, claims and liquidation expenses of the Company and its subsidiaries. Any remaining assets would be distributed to the stockholders.

  The text of the Plan is contained in Appendix A attached hereto.  The brief
                                       ----------
description of the Plan set forth herein and in the summary of the material terms of the Plan under "Plan of Dissolution and Liquidation" is qualified in its entirety by reference to the Plan.

                      PLAN OF DISSOLUTION AND LIQUIDATION

  The Plan provides for the dissolution of the Company pursuant to the provisions of the Maryland General Corporation Law (the "Maryland Law"). Upon the approval of the Plan by two-thirds of all of the votes entitled to be cast, the Plan will become effective and the Company will be required to mail notices to its creditors and its employees advising them that the stockholders have approved the voluntary dissolution of the Company. Not less than 20 days after giving the notice to creditors, the Company will file Articles of Dissolution with the Maryland State Department of Assessments and Taxation (the "Maryland Department"). At any time before the Articles of Dissolution are accepted for record by the Maryland Department, the Board of Directors will be able to abandon the dissolution of the Company if the Board deems such action to be in the best interests of the Company and the holders of two thirds of the Company's stockholders approve the abandonment.

  Subsequent to the effective date of the Plan, the Company will begin selling its assets. The Company's advisor, CNI, will sell the Company's assets under its existing operating agreement with the Company. The Board may appoint a committee to oversee the liquidation process. From time to time, the Board may pay liquidating dividends to stockholders on a record date set by the Board.

  It is anticipated that some or all of the present Directors and officers of the Company will continue to serve in such capacities following adoption of the Plan. Such Directors remaining in office will continue to receive directors fees.

  Once the Maryland Department accepts the Company's Articles of Dissolution for record, the Company will be considered to be dissolved. The Company's directors will serve as trustees of the

Company's assets for purposes of any further liquidation unless a court appoints a receiver. The existence of the Company will continue under the direction of the directors or such a receiver for the purpose of paying, satisfying and discharging any existing debts or obligations of the Company, collecting and distributing its assets and doing all other acts required to liquidate and wind up its business and affairs.

  The stock transfer books of the Company will be closed as of the close of business on the date the Maryland Department accepts the Company's Articles of Dissolution. Thereafter, no assignments or transfers of Common Stock (except for those occurring by will, intestate succession or operation of law) will be recorded.

                                 VOTE REQUIRED

  Under Maryland Law, adoption of the Plan will require the favorable vote of the holders of two thirds of the outstanding shares of Common Stock of the Company. Each of the members of the Board of Directors is recommending approval of the Plan. As of January 17, 1994, the members of the Board and the officers of the Company owned an aggregate of approximately 1% of the Common Stock of the Company.

                              DISSENTERS' RIGHTS

  If the Plan is approved and the Company is dissolved, the stockholders of the Company will have no dissenters' or other similar rights under Maryland Law.

                          CERTAIN REGULATORY MATTERS

  The Company is not aware of any federal or state regulatory requirements or approvals required to complete the dissolution other than the provisions of Maryland Law described above.

                FEDERAL INCOME TAX CONSEQUENCES OF DISSOLUTION

  The Company qualifies as a REIT under the provisions of the Internal Revenue Code and intends to remain so qualified through the period of its dissolution. Accordingly, the Company, in computing its taxable income, generally may deduct the amount of the dividends it pays to its stockholders for purposes of determining its income tax liability, if any. For such purposes, the Company will take into account for its taxable year in which it liquidates both its items of income and expense from operations and its gains and losses from the sale of its assets as well as the amount of its dividends. If the Company distributes to the stockholders amounts equal to its net income, it should not be subject to Federal income tax unless the Company has incurred income from "foreclosure property" (which is, in general, property acquired by foreclosure on a loan secured by the property) or has income from prohibited transactions (which is, in general, income from sales of property held for sale to customers in the ordinary course of business).

  The stockholders generally treat a nonliquidating dividend from the Company (other than a capital gain dividend) as ordinary income to the extent of the Company's accumulated and current earnings and profits. A capital gain dividend would be treated by the stockholders as gain from the sale or exchange of a capital asset held for more than one year. If, however, the dividend is properly treated as a liquidating dividend, the stockholders should treat the distribution as an amount received in full payment in exchange for their stock. Gain or loss would be recognized by a stockholder measured by the difference between (i) the amount of money and fair market value of other property received and (ii) the basis in the Company's shares. Generally, a dividend distribution that is part of the liquidation process is treated as a liquidation dividend. This process generally is present when the corporation ceases to be a going concern and its activities are merely for the purpose of winding up its affairs, paying its debts, and distributing any remaining balance to its shareholders. Generally, a dividend distribution that occurs before the liquidation process has commenced will not be treated as a liquidating dividend.

  Due to the complexities of the federal and state income tax laws, it is recommended that stockholders consult with their own tax advisors concerning the income tax consequences of the dissolution.



  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN OF DISSOLUTION AND LIQUIDATION.

                       STOCKHOLDER PROPOSAL REQUIREMENTS

  If the Plan of Dissolution and Liquidation is not approved by the stockholders and if a stockholder desires to have a proposal formally considered at the 1994 annual meeting of stockholders, and included in the proxy statement for that meeting, the proposal must have been received in writing by the Company at its executive offices on or before November 30, 1993.


                       INDEPENDENT CERTIFIED ACCOUNTANTS

  On September 8, 1993, the Board of Directors selected the firm of Arthur Andersen & Co. to examine and audit the business, books of account and other records of the Company and its subsidiaries for the year ended December 31, 1993. The Board has not selected auditors for the year ended December 31, 1994. Representatives of Arthur Andersen & Co. are expected to be present at the meeting with an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company (File No. 1-0953) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference into this Proxy Statement:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1992;

  2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993; and

  3. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the preceding fiscal year.

  All documents hereafter filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and until the date on which the Special Meeting is held, March 15, 1994 or such later date to which the Special Meeting is postponed, shall be deemed to be incorporated by reference into this Proxy Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other hereafter filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                             ADDITIONAL INFORMATION

  Any stockholder of the Company may by written or oral request obtain without charge a copy of the Company's 1992 annual report on Form 10-K excluding exhibits, except information required by part II of the Form 10-K set forth in the Company's annual report to stockholders. Requests should be addressed to Mr. Thomas F. Ireton, Secretary, Columbia Real Estate

Investments, Inc., 10440 Little Patuxent Parkway, Columbia, Maryland 21044.

  Stockholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it at once in the enclosed envelope.


                                        By Order of the Board of Directors

                                        David J. Gallitano, Chairman

PRELIMINARY COPY                                         Appendix A

                      PLAN OF DISSOLUTION AND LIQUIDATION
                                       OF
                     COLUMBIA REAL ESTATE INVESTMENTS, INC.

     This Plan of Dissolution and Liquidation (the "Plan") of Columbia Real Estate Investments, Inc. (the "Company"), a Maryland corporation, is intended to effect the complete, voluntary dissolution and liquidation of the Company in accordance with the Maryland General Corporation Law (the "Maryland Law").

     1. Stockholder Approval - Effective Date. This Plan shall become effective (the "Effective Date") on the day it is adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), entitled to vote thereon, at the Special Meeting of Stockholders to be held on March [15], 1994.

     2. Notice to Creditors and Employees. Upon the approval of the Plan, the Company shall mail a notice to its known creditors at their addresses as shown on the records of the Company and to its employees, either at their home addresses as shown on the records of the Company or at their business addresses. The notice shall inform such persons that the Company's stockholders have approved the dissolution of the Company.

     3. Abandonment of Dissolution. At any time before the articles of dissolution are accepted for record by the Department of Assessments and Taxation ("Department"), the Board may abandon or rescind the dissolution by following the same procedure required for its approval.

     4. Liquidation Process. Upon the approval of the Plan, the Company shall commence liquidating its assets.

     (a) The Company shall sell, exchange or otherwise dispose of its assets to the extent such can be accomplished for a consideration and upon terms and conditions deemed by the Board of Directors to be in the best interests of the Company and its stockholders. Sales of subsidiaries may take the form of stock sales or asset sales. The Company may request its advisor, Columbia National, Incorporated, to sell the assets subject to the oversight of the Board.

     (b) After paying or making provisions for the debts, expenses, taxes and all other obligations of the Company, all of the assets of the company shall be distributed pro rata to the stockholders. Such distribution may occur all at once or in a series of payments and may be made in cash or in kind, and in

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

such manner, as the Board of Directors, in its discretion, may determine.

     (c) The Board of Directors may appoint a committee to oversee the liquidation process.

     (d) The members of the Board shall continue to receive compensation for as long as they remain members of the Board until the final distribution of the assets of the Company.

     5. Filing of Articles of Dissolution. The Company shall file articles of dissolution with the Department no sooner than 20 days after the giving of notice to creditors of stockholder approval of the dissolution. Such articles shall contain the information, and be accompanied by certificates regarding the payment of taxes, required by Maryland Law.

     (a) Upon the acceptance for record by the Department of the articles of dissolution, the Company is dissolved but will continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing any remaining assets and doing all other acts required to liquidate and wind up its business and affairs.
Upon acceptance for record of the articles of dissolution, the Company's stock transfer books will be closed.

     (b) The Company's directors shall be the trustees of its assets for purposes of liquidation after the acceptance of the articles of dissolution, unless and until a court appoints a receiver. The director-trustees will be vested in their capacity as trustees with full title to all the assets of the Company.

     (c) The director-trustees shall (i) collect and distribute any remaining assets, applying them to the payment, satisfaction and discharge of existing debts and obligations of the Company, including necessary expenses of liquidation; and (ii) distribute the remaining assets among the stockholders.

     (d)  The director-trustees may (i) carry out the contracts of the Company;
(ii) sell all or any part of the assets of the Company at public or private sale; (iii) sue or be sued in their own names as trustees or in the name of the Company; and (iv) do all other acts consistent with law and the charter of the Company necessary or proper to liquidate the Company and wind up its affairs.

     6. Power of the Directors. Implementation of this Plan shall be under the direction of the directors, who shall have full authority to carry out the provisions of this Plan or such other actions as they deem appropriate without further stockholder action.

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